Exhibit 5.1
Ethan E. Christensen
(858) 550-6076
christensene@cooley.com
April 9, 2009
Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Ardea Biosciences, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,567,662 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 3,256,178 shares (the “SIP Shares”) reserved for issuance pursuant to the Company’s 2004 Stock Incentive Plan (the “SIP”) and (ii) 311,484 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”, and collectively with the SIP, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the SIP Shares, when sold and issued in accordance with the SIP and options, as applicable, and (ii) the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Ethan E. Christensen

Ethan E. Christensen, Esq.
4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM